Exagen Inc. Announces Select Preliminary Full-Year 2023 Results and Reaffirms Guidance

January 7, 2024

Carlsbad, CA – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today announces select preliminary unaudited financial results for the full year ended December 31, 2023, and reaffirms its full-year 2023 financial guidance.

Select Preliminary Unaudited Financial Results
•Record AVISE® CTD testing volume of approximately 137,000 units delivered during the year ended December 31, 2023.
•Cash balance of $36.5 million as of December 31, 2023.
•Accounts receivables balance of approximately $7 million as of December 31, 2023.

Reaffirms Financial Guidance

•The company reaffirms its full-year 2023 total revenue guidance of at least $50 million and full-year 2023 non-GAAP adjusted EBITDA guidance of approximately negative $20 million.

“I’m very proud of the strides the Exagen team made in 2023. Our company has undergone a significant transformation, now operating in a more streamlined manner with a revamped expense structure that points us toward profitability. The unwavering dedication and hard work of our team has laid the foundation for an exciting 2024 where we anticipate seeing growth in both ASP and volume of AVISE® CTD,” said John Aballi, President and Chief Executive Officer of Exagen.

Cautionary Note Regarding Select Preliminary Unaudited Financial Results

The company is providing the above preliminary financial information and results of operations as of and for the year ended December 31, 2023, based on currently available information. The company’s financial closing procedures with respect to the estimated financial data provided above are not yet complete. These procedures often result in changes to accounts. As a result, the company’s final results may vary from the preliminary results presented above. The company undertakes no obligation to update or supplement the information provided above until it releases its financial statements for the three months and year ended December 31, 2023.

Use of Unaudited Non-GAAP Financial Measures

In addition to the financial results prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains the metric adjusted EBITDA, which is not calculated in accordance with GAAP and is a non-GAAP financial measure. Adjusted EBITDA excludes from net loss interest income (expense), income tax expense (benefit), depreciation and amortization expense, and stock-based compensation expense. Such items could have a significant impact on the calculation of

GAAP net loss. The company is not able to provide a quantitative reconciliation of its full-year 2023 adjusted EBITDA guidance to net loss, the most directly comparable GAAP measure, and has not provided forward-looking guidance for net loss because of the uncertainty around certain items that may impact net loss that are not within its control or cannot be reasonably predicted without unreasonable effort.

We use adjusted EBITDA internally because we believe these metrics provide useful supplemental information in assessing our operating performance reported in accordance with GAAP. We believe adjusted EBITDA may enhance an evaluation of our operating performance because it excludes the impact of prior decisions made about capital investment, financing, investing and certain expenses we believe are not indicative of our ongoing performance. However, this non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Accordingly, investors should not place undue reliance on non-GAAP financial measures.

This non-GAAP financial measure is not meant to be considered in isolation or used as a substitute for net loss reported in accordance with GAAP, should be considered in conjunction with our financial information presented in accordance with GAAP, has no standardized meaning prescribed by GAAP, is unaudited, and is not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that we may exclude for purposes of this non-GAAP financial measure, and we may in the future cease to exclude items that we have historically excluded for purposes of this non-GAAP financial measure. Likewise, we may determine to modify the nature of adjustments to arrive at this non-GAAP financial measure.

About Exagen

Exagen is a leading provider of autoimmune testing and its purpose as an organization is to provide clarity in autoimmune disease decision making with the goal of improving patients’ clinical outcomes. Exagen is located in San Diego County, California.

For more information, please visit Exagen.com or follow @ExagenInc on X (formerly known as Twitter).

Forward Looking Statements

Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen’s goals, strategies and ambitions; the potential utility and effectiveness of Exagen’s services and testing solutions; potential shareholder value and growth; preliminary financial information as of and for December 31, 2023; and guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for

Exagen’s testing products, including Exagen’s ability to collect on funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 20, 2023 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
Ryan Douglas
Exagen Inc.
ir@exagen.com
760.560.1525